Exhibit 10.1

EXECUTION COPY

SEALED AIR CORPORATION

7.875% Senior Notes due 2017

PURCHASE AGREEMENT

June 12, 2009

June 12, 2009

Banc of America Securities LLC

Citigroup Global Markets Inc.,

Credit Suisse Securities (USA) LLC

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

As Representatives of the several Initial Purchasers

c/o Banc of America Securities LLC

One Bryant Park

New York, New York 10036

Dear Sirs and Mesdames:

SEALED AIR CORPORATION, a Delaware corporation (the “Company”), proposes to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”), for whom you are acting as representatives (the “Representatives”), $400,000,000 principal amount of its 7.875% Senior Notes due 2017 (the “Securities”) to be issued pursuant to the provisions of an Indenture dated as of June 18, 2009 (the “Indenture”) between the Company and US Bank, National Association, as Trustee (the “Trustee”).  The Indenture will provide that the Securities shall be fully and unconditionally guaranteed as to the payment of the principal of, premium, if any, and interest on the Notes, by each subsidiary of the Company that undertakes to guarantee the Company’s obligations under any of its future Credit Agreements (as defined in the Indenture) and that executes a guarantee in accordance with the terms of the Indenture.  At issuance, the Securities will not be guaranteed by any of the Company’s subsidiaries.

The Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act, in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”).

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum (the “Preliminary Memorandum”) and will prepare a final offering memorandum (the “Final Memorandum”) including or incorporating by reference a description of the terms of the Securities, the terms of the offering and a description of the Company.  For purposes of this Agreement, “Additional Written Offering Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum or the Final Memorandum, and “Disclosure Package” means the Preliminary Memorandum together with the Additional Written Offering Communications, if any, identified in Schedule II hereto.  As used herein, the terms Preliminary Memorandum, Disclosure Package and Final Memorandum shall include the documents, if any, incorporated by reference therein. The terms “supplement”, “amendment” and “amend” as used herein with respect to the Preliminary Memorandum, the Disclosure Package, the Final Memorandum or any Additional Written Offering Communication shall include all documents subsequently filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.

1.          Representations and Warranties. The Company represents and warrants to, and agrees with, the Initial Purchasers that:

(a)  (i)  Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Disclosure Package or the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) the Disclosure Package does not, and at the time of each sale of the Securities in connection with the offering when the Final Memorandum is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4), the Disclosure Package, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) the Preliminary Memorandum does not contain and the Final Memorandum, on the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iv) an electronic road show, if any, when taken together with the Disclosure Package, does not, and on the Closing Date (as defined in Section 4), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Preliminary Memorandum, the Disclosure Package or the Final Memorandum based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.

(b)  Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, and electronic road shows, if any, furnished to you before first use, the Company has not prepared, made, used, authorized, approved or distributed and will not prepare, make, use, authorize, approve or distribute any Additional Written Offering Communication except in each case used in accordance with Section 6(d).

(c)  The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Disclosure Package and the Final Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(d)  Each subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Disclosure Package and the Final Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and, except as otherwise set forth in Exhibit 21 to the Company’s annual report for the year ended December 31, 2008 filed on Form 10-K as incorporated by reference into the Disclosure Package and the Final Memorandum, are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(e)  This Agreement has been duly authorized, executed and delivered by the Company.

(f)  The Securities have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity, and will be entitled to the benefits of the Indenture.

(g)  The Indenture has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity.

(h)  The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Indenture and the Securities will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company, that is material to the Company and its subsidiaries, taken as a whole, or , or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, the Indenture or the Securities, except such as may be required by the securities or Blue Sky laws of the various states or other jurisdictions in connection with the offer and sale of the Securities.

(i)  There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the financial condition, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package and the Final Memorandum.

(j)  There are no legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or its subsidiaries is subject other than proceedings accurately described in all material respects in the Disclosure Package and the Final Memorandum or in the documents incorporated by reference in the Disclosure Package and the Final Memorandum and proceedings that would not have a material adverse effect on the Company and any subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under this Agreement, the Indenture or the Securities or to consummate the transactions contemplated by this Agreement.

(k)  The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(l)  In the ordinary course of its business, the Company conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).  On the basis of such review and the amount of its established reserves, the Company has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a material adverse change.

(m)  Each of the Company and its subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing that are material to the conduct of the Company and its subsidiaries taken as a whole, or each has obtained licenses or assignments of all other rights of whatever nature that are material to the conduct of the Company and its subsidiaries taken as a whole necessary for the present conduct of its business, without any known conflict with the rights of others which, or, to the Company’s knowledge, the failure to obtain which, as the case may be, would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(n)  The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in Disclosure Package and the Final Memorandum will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(o)  Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(p)  None of the Company or its Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities and the Company and its Affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S, except that no representation, warranty or agreement is made by the Company in this paragraph with respect to the Initial Purchasers.

(q)  It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(r)  The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

(s)  KPMG LLP, which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission and included in the Disclosure Package and the Final Memorandum are independent public or certified public accountants within the meaning of Regulation S-X under the Securities Act and the Exchange Act, and any non-audit services provided by KPMG LLP to the Company have been approved by the Audit Committee of the Board of Directors of the Company.

(t)  The Company and its subsidiaries and their respective officers and directors are in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the

“Sarbanes-Oxley Act”, which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(u)  The Company and its subsidiaries maintain a system of accounting controls that is in compliance with the Sarbanes-Oxley Act and is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(v)  The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(w)  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(x)  Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries has taken any action, directly or indirectly, that would result in a current violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its Affiliates are conducting their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

2.          Agreements to Sell and Purchase.  The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth in Schedule I hereto opposite its name at a purchase price of 96.587% of the principal amount thereof (the “Purchase Price”) plus accrued interest, if any, if settlement occurs after June 18, 2009.

The Company hereby agrees that, without the prior written consent of Banc of America Securities LLC on behalf of the Initial Purchasers, it will not, during the period beginning on and continuing to and including the 30th day after the date hereof, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase debt securities of the Company substantially similar to the Securities (other than the sale of the Securities under this Agreement).

3.          Terms of Offering. You have advised the Company that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder on the terms set forth in the Disclosure Package, as soon as practicable after this Agreement is entered into as in the reasonable judgment of Banc of America Securities LLC is advisable.

4.          Payment and Delivery. Payment for the Securities shall be made to the Company in Federal or other funds immediately available in New York City against delivery of such Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on June 18, 2009, or at such other time on the same or such other date, not later than June 25, 2009, as shall be designated in writing by Banc of America Securities LLC.  The time and date of such payment are hereinafter referred to as the “Closing Date.”

The Securities shall be in definitive form or global form, as specified by Banc of America Securities LLC, and registered in such names and in such denominations as Banc of America Securities LLC shall request in writing not later than one full business day prior to the Closing Date. The Securities shall be delivered to you on the Closing Date for the respective accounts of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.

5.          Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Securities on the Closing Date are subject to the following conditions:

(a)  Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred:

(i)        (A) any material adverse change in the financial markets in the United States or, in the international financial markets, or any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (B) trading in any securities of the Company has been suspended or materially limited by the Commission, the New York Stock Exchange or the American Stock Exchange, or if trading generally on the New York Stock Exchange or the American Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by either of said exchanges or by such system or by order of the Commission, the Financial Industry Regulatory Authority (“FINRA”) or any other governmental authority, or (C) a banking moratorium has been declared by either Federal or New York authorities, or (D) there has occurred a material disruption in securities settlement or clearance services;

(ii)       any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)(2) under the Securities Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); and

(iii)      any change, or any development involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Disclosure Package as of the date of this Agreement provided to the prospective purchasers of the Securities that, in the judgment of the Representatives, is material and adverse and that makes it, in the judgment of the Representatives, impracticable to market the Securities on the terms and in the manner contemplated in the Disclosure Package and the Final Memorandum.

(b)  The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Section 5(a)(ii) and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date;

The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

(c)  The Initial Purchasers shall have received on the Closing Date an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit A.  Such opinion shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

(d)  The Initial Purchasers shall have received on the Closing Date an opinion of H. Katherine White, General Counsel and Secretary of the Company, dated the Closing Date, to the effect set forth in Exhibit B.  Such opinion shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.

(e)  The Initial Purchasers shall have received on the Closing Date an opinion of Shearman & Sterling LLP, counsel for the Initial Purchasers, dated the Closing Date, in form and substance satisfactory to the Initial Purchasers.

(f)  The Initial Purchasers shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from KPMG LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Disclosure Package and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, or upon the occurrence of any of the events in Section 5(a), this Agreement may be terminated by the Initial Purchasers by notice to the Company, which termination shall be without liability on the part of any party to any other party, except that Section 6(h), Section 8 and the last paragraph of Section 9 shall at all times be effective and shall survive such termination.

6.          Covenants of the Company.  In further consideration of the agreements of the Initial Purchasers contained in this Agreement, the Company covenants with each Initial Purchaser that:

(a)  The Company will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 6(e) or (f) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b)  The Company will prepare a final term sheet, containing a description of final terms of the Securities and the offering thereof, in the form approved by you and included in Schedule II hereto.

(c)  The Company will not amend or supplement the Disclosure Package or the Final Memorandum prior to the Closing Date unless the Representatives shall previously have been furnished a copy of the proposed amendment or supplement prior to the proposed use or filing, and shall not have objected to such amendment or supplement.

(d)  Before making, preparing, using, authorizing, approving or distributing any Additional Written Offering Communication, the Company will furnish to the Representatives a copy of such written communication for review and will not make, prepare, use, authorize, approve or distribute any such written communication to which the Representatives reasonably objects.

(e)  If the Disclosure Package is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Disclosure Package in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Disclosure Package to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Disclosure Package so that the statements in the Disclosure Package as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Disclosure Package, as amended or supplemented, will comply with applicable law.

(f)  If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

(g)  To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.

(h)  Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the reasonable fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of the Preliminary Memorandum, the Disclosure Package, the Final Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company and any amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) all document production charges and expenses of counsel to the Initial Purchasers (but not including their fees for professional services) in connection with the preparation of this Agreement, (vi) the costs and charges of the Trustee (including reasonable attorney’s fees and expenses) and any transfer agent, registrar or depositary, (vii) the costs of the preparation, issuance and delivery of the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with production of road show slides and graphics, fees and expenses of any consultants engaged with the consent of the Company in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the Representatives and officers of the Company and any such consultants, and (ix) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section.  It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 9, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(i)  Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

(j)  Neither the Company or any Affiliate will solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(k)  While any of the Securities remain “restricted securities” within the meaning of the Securities Act, to make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(l)  None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers) will comply with the offering restrictions requirement of Regulation S.

(m)  During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

(n)  The Company will cooperate with the Initial Purchasers and use its best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(o)  The Company will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(p)  During the period of two years after the Closing Date, the Company will not be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

7.             Offering of Securities; Restrictions on Transfer.  (a) Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be (A) in the case of offers inside the United States, QIBs and (B) in the case of offers outside the United States, to persons other than U.S. persons (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust))

in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption “Notice to Investors”.

(a)  Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

(i)            such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of the Disclosure Package, the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

(ii)           such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Disclosure Package, the Final Memorandum or any such other material, in all cases at its own expense;

(iii)          the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

(iv)          such Initial Purchaser has offered the Securities and will offer and sell the Securities (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 8(a); accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

(v)           such Initial Purchaser, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Member State”), has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of Securities to the public in that Member State, except that it may, with effect from and including such date, make an offer of Securities to the public in that Member State:

(1)           at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2)           at any time to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(3)           at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of Securities to the public” in relation to any Securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State;

(vi)          such Initial Purchaser has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Securities in, from or otherwise involving the United Kingdom;

(vii)         such Initial Purchaser understands that the Securities have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, any Securities in Japan or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law; and

(viii)        such Initial Purchaser agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of,

U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

Terms used in this Section 7(b) have the meanings given to them by Regulation S.

8.             Indemnity and Contribution.  (a)  The Company agrees to indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) to which such Initial Purchaser or such other person may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Final Memorandum, or any Additional Written Offering Communication (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or arise out of or are based upon any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading; provided, however that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged untrue statement or omission from any such documents in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in Section 8(b).

(b)  Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Initial Purchaser, but only with reference to information from any such documents in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives specifically for use in the Preliminary Memorandum or the Final Memorandum or any amendments or supplements thereto, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the following information in the Preliminary Memorandum or the Final Memorandum: under the caption “Plan of Distribution”, the first sentence of the fourth paragraph, second sentence of the seventh paragraph and the ninth paragraph,; provided, however, that the Initial Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 6(e) or (f) of this Agreement.

(c)  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under Section 8(a) or 8(b); provided that the failure to give such notice shall not relieve the indemnifying party of its obligations pursuant to this Agreement (unless and only to the extent that such omission results in the loss or compromise of any material rights or defenses by the indemnifying party) and the indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the indemnified party and payment of all reasonable fees and expenses in connection therewith.  Such indemnified party shall have the right to employ its own counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party, unless: (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party; (ii) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the indemnified party; or (iii) the named parties to any such action (including any impleaded parties) include both such indemnified party and the indemnifying party or any affiliate of the indemnifying party, and such indemnified party shall have been reasonably advised by counsel that either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or such affiliate of the indemnifying party or (y) a conflict may exist between such indemnified party and the indemnifying party or such affiliate of the indemnifying party (it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to a single firm of local counsel) for all such indemnified parties, which firm shall be designated in writing by the Representatives and that all such reasonable fees and expenses shall be reimbursed as they are incurred).  The indemnifying party shall not be liable for any such settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a financial judgment for the plaintiffs, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  If the indemnifying party fails to affirmatively grant or deny its consent to any settlement within 60 days of receiving notice thereof, the indemnifying party shall be deemed to have consented to such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.  If the indemnified party fails to affirmatively grant or deny its consent to any settlement within 60 days of receiving notice thereof, the indemnified party shall be deemed to have consented to such settlement.

(d)  To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 9(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 9(d)(i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers, in each case as set forth in the Final Memorandum, bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.

(e)  The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in Section 8(d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such

Securities were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)  The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Company, its directors, or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.

9.             Effectiveness; Defaulting Initial Purchasers.  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 9 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Company.  In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Disclosure Package, the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.

11.           Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.           Notices.  All communications hereunder will be in writing and, if sent to the Initial Purchasers, will be mailed, delivered or telefaxed to the Banc of America General Counsel (fax no.: (704) 409-0750) and confirmed to the Initial Purchasers, c/o Banc of America Securities LLC at One Bryant Park, New York, New York 10036, Attention: General Counsel; or, if sent to the Company, will be mailed, delivered or telefaxed to fax no.: (201) 703-4152 and confirmed to it at Sealed Air Corporation, 200 Riverfront Boulevard, Elmwood Park, New Jersey 07407, Attention: General Counsel and Secretary; provided, however, that any notice to an Initial Purchaser pursuant to Section 8 will be mailed, delivered or telefaxed and confirmed to such Initial Purchaser.

13.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.           Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

15.           No Fiduciary Duty.  The Company acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its affiliates, stockholders, creditors or employees or any other party; (iii) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement; (iv) the several Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the several Initial Purchasers have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the several Initial Purchasers, or any of them, with respect to the subject matter hereof.  The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the several Initial Purchasers with respect to any breach or alleged breach of fiduciary duty in connection with the transactions contemplated hereby.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the several Initial Purchasers.

Very truly yours,

SEALED AIR CORPORATION

By:	/s/ David H. Kelsey

	Name:	David H. Kelsey
	Title:	Senior Vice President and Chief
Financial Officer

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

Banc of America Securities LLC

Citigroup Global Markets, Inc.

Credit Suisse Securities (USA) LLC

Morgan Stanley & Co. Incorporated

RBS Securities Inc.

For themselves and the other several

Initial Purchasers named in

Schedule I to the foregoing Agreement.

By:	BANC OF AMERICA SECURITIES LLC

By:	/s/ Andrew Gordon

Name: Andrew Gordon
Title: Principal

By:	CITIGROUP GLOBAL MARKETS, INC.

By:	/s/ Brian D. Bednarski

Name: Brian D. Bednarski
Title: Managing Director

By:	CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Richard H. Whitney

Name: Richard H. Whitney
Title: Managing Director

By:	MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Carl-Johan Nordberg

Name: Carl-Johan Nordberg
Title: Vice President

By:	RBS SECURITIES INC.

By:	/s/ Thomas Bausano

Name: Thomas Bausano
Title: Managing Director

SCHEDULE I

Initial Purchasers	Principal Amount of 7.875% Notes
Banc of America Securities LLC	$120,000,000
Citigroup Global Markets, Inc.	76,000,000
Credit Suisse Securities (USA) LLC	76,000,000
Morgan Stanley & Co. Incorporated	76,000,000
RBS Securities Inc.	32,000,000
BNP Paribas Securities Corp.	10,000,000
Calyon Securities (USA) Inc.	10,000,000

Total	$400,000,000

SCHEDULE II

Additional Written Offering Communication included in Disclosure Package

(1)  Pricing Supplement, dated June 12, 2009, attached as Annex I to this Schedule II.

ANNEX I TO SCHEDULE II

PRICING SUPPLEMENT	STRICTLY CONFIDENTIAL

$400,000,000

SEALED AIR CORPORATION
7.875% Senior Notes due 2017

June 12, 2009

Pricing Supplement dated June 12, 2009 to Preliminary Offering Memorandum dated June 11, 2009 of Sealed Air Corporation (the “Company”)

This Pricing Supplement should be read together with the Preliminary Offering Memorandum.

The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.  Accordingly, the Notes are being offered and sold only to (1) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.  For more details about eligible offers, deemed representations and agreements by investors and transfer restrictions, see “Notice to Investors” in the Preliminary Offering Memorandum.

This investment involves risks.  See “Risk Factors” beginning on page 10 of the Preliminary Offering Memorandum.  This Pricing Supplement must be read together with the Preliminary Offering Memorandum.

Issuer:	Sealed Air Corporation

Title of Securities:	7.875% Senior Notes due 2017 (the “Notes”)

Principal Amount:	$400,000,000

Final Maturity Date:	June 15, 2017

Issue Price:	97.837% plus accrued interest, if any, from June 18, 2009.

Gross Proceeds:	$391,348,000

Coupon:	7.875% per annum

Yield-to-Maturity:	8.250% per annum

Interest Payment Dates:	June 15 and December 15

First Interest Payment Date:	December 15, 2009

Record Dates:	June 1 and December 1

Optional Redemption:

At any time prior to June 15, 2013, the Company may redeem the Notes, in whole or from time to time in part, at a redemption price equal to the greater of (i) 101% of the principal amount of such Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes from the redemption date to the maturity date discounted, in either case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in either (i) or (ii), any interest accrued but not paid to the date of redemption.

In addition, at any time prior to June 15, 2012, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds from sales of certain kinds of its capital stock at a redemption price of 107.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date from the proceeds of certain equity offerings. See ‘‘Description of the Notes—Optional Redemption” in the Preliminary Offering Memorandum.

	Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to June 15, 2013.

On or after June 15, 2013, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

	Year	Percentage
	2013	103.938%
	2014	101.969%
	2015 and thereafter	100.000%

Use of Proceeds:	The net proceeds of this offering are estimated to be approximately $385.8 million, after deducting the initial purchasers’ discounts and estimated offering expenses of approximately $5.5 million.

Original Issue Discount:

For United States federal income tax purposes, the Notes will be treated as having been issued with “original issue discount” equal to the excess of the stated redemption price at maturity of a Note over its issue price. Each holder of a Note must include as gross income for federal income tax purposes a portion of such original issue discount for each day during each taxable year in which a Note is held even though there is no corresponding receipt of cash attributable to such income. Stated interest on a Note will be includable in the gross income of a holder in accordance with the holder’s regular method of accounting. See “Certain United States Tax Considerations For Holders” in the Preliminary Offering Memorandum.

Initial Purchasers:	Name	Title

	Banc of America Securities LLC	Joint Book-Running Manager
	Citigroup Global Markets Inc.	Joint Book-Running Manager
	Credit Suisse Securities (USA) Inc.	Joint Book-Running Manager
	Morgan Stanley & Co. Incorporated	Joint Book-Running Manager
	RBS Securities Inc.	Joint Book-Running Manager
	Calyon Securities (USA) Inc.	Co-Manager
	BNP Paribas Securities Corp.	Co-Manager

Trade Date:	June 12, 2009

Settlement Date:	June 18, 2009 (T+4)

Distribution:	144A and Regulation S with no registration rights as set forth in the Preliminary Offering Memorandum

CUSIP Numbers:	144A CUSIP:	81211K AN0
	144A ISIN:	US81211KAN00
	Regulation S CUSIP:	U81193 AF8
	Regulation S ISIN:	USU81193AF86

Changes to the Preliminary Offering Memorandum:

The following changes will be made to the Preliminary Offering Memorandum. Other information (including financial information) is deemed to have changed to the extent affected by the changes described below:

Description of the Notes

The following paragraphs amend and supplement the terms of the Notes offered hereby as described in the “Description of the Notes” in the Preliminary Offering Memorandum:

Optional Redemption

In addition, at any time prior to June 15, 2012, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any additional Notes) at a redemption price of 107.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)

at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or its affiliates); and

(2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

Reports by Company and Restricted Subsidiaries

The Company will file with the Trustee and transmit to holders, such information, documents and other reports that are required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after the same would be required to be filed with the SEC. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such information will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

If, at any time, the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company must provide the Trustee within 15 days after the time periods specified in those sections for a registrant that is not an accelerated filer or a large accelerated filer with

(1)

all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by the Company’s certified independent accountants, and

(2)

all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports provided, however, that no such current report will be required to be furnished if the Company determines in its good faith judgment that such event is not material to holders of notes or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole, provided, further, that to the extent the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act:

(a)

Sarbanes-Oxley. No certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required (provided further, however, that nothing contained in the terms herein shall otherwise require the Company to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute);

(b)

Financial Statements of Acquired Entities. The financial statements required of acquired businesses will be limited to the financial statements (in whatever form) that the Company receives in connection with the acquisition, and whether or not audited;

	(c)	Financial Statements of Unconsolidated Entities. No financial statements of unconsolidated entities will be required;

	(d)	Supplemental Schedules. The schedules identified in Section 5-04 of Regulation S-X under the Securities Act will not be required;

(e)

Item 402 of Regulation S-K. The Company may limit the information disclosed in such reports in respect of Item 402 of Regulation S-K under the Securities Act to the information identified in Item 402 that is included in this offering memorandum (which disclosure regarding such types of information shall be presented in a manner consistent in all material respects with the disclosure contained in this offering memorandum);

	(f)	Non-GAAP Financial Measures. Compliance with the requirements of Item 10(e) of Regulation S-K and Regulation G will not be required; and

(g) Exhibits. No exhibits pursuant to Item 601 of Regulation S-K under the Securities Act (other than in respect of material agreements governing Indebtedness) will be required.

In addition, whether or not required by the SEC, the Company will, if the SEC will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the SEC for public availability within the time periods specified in the SEC’s rules and regulations for a registrant that is not an accelerated filer or a large accelerated filer. In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request.

No failure to comply with this covenant will be deemed a Default until a period of 120 days has elapsed from such failure, and any failure to comply with this covenant will be automatically cured when the Company files all required reports with the SEC.

Capitalization

The “Capitalization” section of the Preliminary Offering Memorandum is hereby deleted and superseded in its entirety with the “Capitalization” section set forth as Annex I hereto.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these securities or the offering. Please refer to the offering memorandum for a complete description.

This communication is being distributed to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons as defined under Regulation S.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ANNEX 1

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2009:

•                  on an actual basis; and

•                  on an as-adjusted basis to reflect the sale of the Notes offered hereby and the application of the net proceeds.

The actual data included in the table below is derived from our unaudited condensed consolidated financial statements as of March 31, 2009.  You should read this table in conjunction with those financial statements and the related notes and the description of our liquidity and capital resources included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and incorporated by reference in this Offering Memorandum.

	March 31, 2009
	Actual	As Adjusted
	(Amounts in millions)
Cash and cash equivalents	$426.2	$812.0
Short term borrowings and current portion of long term debt(1)	$186.4	$186.4
Long term debt, less current portion:
5.625% Senior Notes due 2013, net of unamortized discount	399.3	399.3
12.0% Senior Notes due February 2014	300.0	300.0
6.875% Senior Notes due 2033, net of unamortized discount	448.5	448.5
3% Convertible Senior Notes due June 2033	431.3	431.3
7.875% Senior Notes offered hereby	—	391.3	(2)
Other	10.5	10.5
Total long-term debt, less current portion	1,589.6	1,980.9
Total debt	1,776.0	2,167.3
Total stockholders’ equity(3)	1,920.2	1,920.2
Total debt and stockholders’ equity	$3,696.2	$4,087.5

(1)

In May 2009, the remaining $136.7 million principal amount of our outstanding 6.95% Senior Notes due 2009 matured. The Company utilized available cash and funds from committed liquidity to retire this debt. Interest on these senior notes was payable semi-annually in arrears, with final payment of $4.7 million made upon maturity.

(2)	Includes approximately $8.7 million discount on the Notes offered hereby. This discount will be amortized over the remaining life of the Notes.

(3)

At March 31, 2009, we had 168,335,442 shares of common stock issued and 158,601,303 shares of common stock outstanding. These shares do not include (i) 4.4 million restricted stock shares and units of common stock available for issuance at March 31, 2009 under our contingent stock plan and directors’ stock plan, (ii) 13.0 million shares of common stock issuable upon conversion of our 3% Convertible Senior Notes due June 2033; and (iii) 18 million shares reserved for issuance pursuant to the Settlement agreement.

EXHIBIT A

OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

EXHIBIT B

OPINION OF H. KATHERINE WHITE